EXHIBIT 10.16
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of January 1, 2007 (the “Effective Date”), made and entered into by and between Interstate Hotels and Resorts, Inc., a Delaware corporation, and Interstate Management Company, LLC, a Delaware corporation (together the “Company”), and Henry L. Ciaffone (the “Executive”) hereby amends and restates the employment agreement between the Company and the Executive dated as of January 1, 2005 (the “Old Agreement”).
RECITALS
     A. The Executive is currently serving as President, International Operations and Development of the Interstate Hotels and Resorts, Inc. pursuant to the Old Agreement;
     B. The Company and the Executive desire to amend and restate the Old Agreement and to continue the employment relationship with the Executive as President, International Development and Operations on the terms and conditions herein provided.
     NOW, THEREFORE, the parties agree as follows:
     1. Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
          (a) “Base Pay” means the salary provided for in Section 4(a), as such amount may be adjusted hereunder.
          (b) “Board” means the Board of Directors of the Company or an authorized committee thereof.
          (c) “Cause” means that the Executive shall have committed:
               (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;
               (ii) intentional wrongful damage to property of the Company or any Subsidiary;
               (iii) intentional Unauthorized Disclosure, Use or Solicitation; or
               (iv) intentional wrongful engagement in any Competitive Activity; and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the full Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail, provided, however, that nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination and such determination, albeit a condition to any termination for “Cause” as aforesaid, will not create any presumption that “Cause” in fact exists.

          (d) “Competitive Activity” means any act by the Executive that is prohibited under Section 6(a).
          (e) “Disability” means the Executive’s inability, as a result of mental or physical illness, injury or disease, substantially to perform his material duties and responsibilities under this Agreement for a period of 180 consecutive calendar days within any 12-month period.
          (f) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.
          (g) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock or, if a partnership, limited liability company or similar entity, at least 50% of the equity capital interests thereof.
          (h) “Term of Employment” means the period specified in Section 2.
          (i) “Unauthorized Disclosure, Use or Solicitation” means any violation or breach by the Executive of any provision of Section 7.
     2. Term of Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment, effective as of the Effective Date and ending at the close of business on December 31, 2009. The Executive will devote substantially all of his business time to the business and affairs of the Company and its Subsidiaries (excluding reasonable amounts of time devoted to charitable purposes, passive investments and directorships and periods in which he is physically or mentally ill, injured or otherwise disabled).
     3. Duties, Responsibilities and Office Location. During the Term of Employment, the Executive will have and perform the duties and responsibilities set forth in Exhibit A, including the establishment and implementation of a succession plan. While in the United States, the Executive shall utilize his residence as his primary office location.
     4. Compensation and Benefits.
          (a) The Company and the Executive agree that the compensation due upon expiration of the Old Agreement pursuant to Section 5(c) of the Old Agreement totals $1,250,000 (“Old Agreement Compensation”) and such amount shall be paid to the Executive on the first business day of 2008 notwithstanding any other provision of this Agreement. The amount to be paid pursuant to this paragraph 4(a) is in addition to any other amounts to be paid to the Executive under this Agreement.
          (b) Base Pay. During the Term of Employment, the Executive will receive Base Pay of $475,000 per year. Base Pay will be payable by the Company in accordance with its regular compensation practices and policies applicable to senior executives of the Company.
          (c) Annual Special Bonus. The Annual Special Bonus will be payable on the first business day of 2007, 2008 and 2009. For 2007 the Annual Special Bonus will equal $312,500, for 2008 the Annual Special Bonus will equal $303,125 and for 2009 the Annual Special Bonus will equal $300,000. The Annual Special Bonus to be paid in 2007 pursuant to this paragraph 4(c) replaces the Annual Special Bonus payment to be paid in 2007 under the Old Agreement. The Annual Special Bonus shall not be paid to the Executive in the event that the owner of the Moscow hotels terminates the three management agreements without compensation to the Company.

          (d) Annual Performance Bonus. For each fiscal year of the Company during the Term of Employment or pro-rata portion thereof the Executive shall receive an Annual Performance Bonus that can vary from a minimum of 100% to a maximum of 125% of the Executive’s Base Pay. In the event of termination of this Agreement for any reason other than Cause, the Executive shall receive the pro rata portion of the Annual Performance Bonus for the then current fiscal year.
          (e) Development Fee. Beginning January 1, 2008, the Executive shall also receive quarterly 5% of the gross management fees collected by the Company from each hotel management agreement entered into for hotels located in the former Soviet Union (“New Hotels”) during the Term (“the Development Fee”). (New Hotels include, without limitation, the Holiday Inn Lesnaya, Holiday Inn Suschevsky and 30 Tverskaya.) The Development Fee shall survive this Agreement and be payable to the Executive or his heirs through the earlier of (i) the end of the fiscal quarter which includes the tenth anniversary of the execution of the particular management agreement or (ii) the second fiscal year after the year of the demise of the Executive, as long as the Company has a management agreement with any of the New Hotels.
          (f) Employee Benefits. During the Term of Employment, the Executive will be entitled to (i) participate in all employee benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by the Company, subject to and in accordance with the terms and conditions of such plans, programs, policies and arrangements as they relate to similarly situated senior executives of the Company, (ii) participate in all equity and long-term incentive plans sponsored or maintained by the Company at a level commensurate with his position, subject to and in accordance with the terms and conditions of such plans as they relate to senior executives of the Company, and (iii) receive all other benefits and perquisites provided or made available by the Company to its senior executives, subject to and in accordance with the terms and conditions of such benefits and perquisites as they relate to senior executives of the Company.
          (g) Expenses. During the Term of Employment, the Executive will be entitled to reimbursement of all documented reasonable travel and entertainment expenses incurred by him on behalf of the Company in the course of the performance of his duties hereunder, subject to and in accordance with the terms and conditions of the Company’s expense reimbursement policies as they relate to senior executives of the Company.
          (h) Vacation. During the Term of Employment, the Executive will be entitled to not less than four weeks of vacation, in addition to paid public holidays as observed by the Company from year to year, subject to and in accordance with the terms and conditions of the Company’s regular compensation practices and policies as they relate to senior executives of the Company. In addition, the Executive will receive during 2007 only an additional four (4) weeks paid time off for home leave. This four (4) weeks will consist of one (1) trip that is four (4) weeks long to the Executive’s home in the United States. This trip is considered paid time.
          (i) Cost of Living Adjustments. The Company shall pay to the Executive a cost of living adjustment in the amount of 25% of the Base Pay per fiscal year; provided that such payment shall be pro-rated for any partial fiscal year of employment, and shall terminate March 31, 2008.
          (j) Travel Reimbursement. Each fiscal year during the Term of this Agreement through March 31, 2008, the Company shall reimburse to the Executive the cost of six (6) round trip first class airline tickets between Moscow, Russia and Sarasota, Florida in the United States for the Executive and his spouse provide that the Company shall reimburse the Executive for only two (2) such trips in 2008. (The Executive may apply this allowance or a portion thereof towards the costs of meeting his wife, or having his wife meet the Executive, in another location provided that the total costs do not exceed the costs of the six US/Russia round trip tickets each may utilize as set forth above and that unused amounts in a given year may be carried over to a subsequent year only during the Term of Employment.) This is in addition to any trips by the Executive before or after March 31, 2008 that are required for business purposes and any trips that are required by the Executive’s spouse to accompany the Executive for business purposes. Flights shall be first class when available.

          (k) Relocation Upon Termination. The Company shall reimburse the Executive for all relocation expenses incurred by Executive in connection with relocating his residence to the United States upon the termination of this Agreement or during its term.
          (l) Tax Equalization Program. As part of the Executive’s compensation and benefits while in Russia, the Company will provide a tax equalization program. The purpose of the tax equalization program is to ensure that the Executive does not incur any additional U.S. Federal income tax or state income tax that the Executive would not have incurred had he been employed in the United States and were not receiving overseas benefits such as housing, schooling allowance, cost of living allowance, foreign service premium, Annual Special Bonus,, and Old Agreement Compensation all of which shall be tax equalized. The Company will reimburse the Executive for all required Russian income taxes.
          The accounting firm of PriceWaterhouseCoopers or any independent, certified public accounting firm so designated by the Company will compute the tax equalization payment. The tax equalization payment will cover the year in which the Executive starts his foreign assignment and will conclude when all tax costs related to the overseas assignment have concluded.
          As part of the tax equalization program the Executive will be provided with tax preparation services. These services will be provided for the Executive beginning calendar year 2002 and ending the full calendar year when all tax issues related to the overseas assignment have concluded. The overseas assignment shall be deemed to end March 31, 2008 provided an agreed upon organizational structure is in place acceptable to the owner of the hotels in Moscow.
          Should the Executive’s employment be terminated without cause before the end of a tax year, the Executive will receive tax equalization for the pro-rata time the Executive was located and employed by the Company in Moscow, Russia.
          (m) Foreign Service Premium. The Company shall pay to the Executive a foreign services premium in the amount of 25% of the Base Pay per fiscal year; provided that such payment shall be pro-rated for any partial fiscal year of employment, and shall terminate March 31, 2008.
          (n) Housing Reimbursement. Through March 31, 2008, the Company will reimburse the Executive for up to $240,000 for each fiscal year for rental of his current residence in Moscow, Russia or a residence of comparable quality; provided that such payment will be pro-rated for any partial fiscal year of employment. The Company agrees to reimburse the Executive for any lease termination cost incurred by the Executive in the event that this Agreement is terminated. The Company further agrees to reimburse the Executive for any costs associated with the relocation of his current Moscow residence to another Moscow residence. The Executive agrees not to enter into a lease of his residence with a term extending beyond March 31, 2008, without the Company’s approval.
          (o) Life and Disability Insurance. The Company agrees to reimburse the Executive for up to $20,000 per fiscal year for a life insurance policy and/or a disability policy.
          (p) Annual Medical Examination. The Company agrees to reimburse the Executive for all costs incurred by the Executive for an Annual Medical Examination at a facility such as the Mayo Clinic- Jacksonville for the Executive and his spouse. These costs shall be reduced by any costs reimbursed to the Executive or paid directly under the Company’s medical plan. The total cost to the Company shall not exceed $6,000 per year.
          (q) Indemnification. As part of duties under this Agreement, the Executive currently serves as the Director General of several entities affiliated with or owned by Mospromstroi (as defined in Section 6(b)). The Company shall indemnify, defend and hold harmless the Executive from and against any and all liabilities, actions, damages, costs and expenses (including attorneys’ fees) arising out of, or relating to, the Executive holding such position(s) to the maximum extent permitted by law. Such obligation shall, among other things, require the Company to take all feasible steps at the request of the Executive to enable the Executive to return to the United States promptly in the event that the Executive is detained in Russia against his will or faces the possibility of detention. In addition, as brought to the attention of Company by the Executive, the Company shall use its best efforts to explore additional means to afford to the Executive the maximum protections available in connection with holding such positions.
     5. Termination of Employment.
          (a) Termination by Notice. Subject to the provisions of Section 2 and this Section 5, the Executive’s employment hereunder will be for the Term of Employment specified in Section 2.
          (b) Voluntary Termination or Termination for Cause. The Company may, with or without notice, terminate the Executive’s employment hereunder for Cause. If the Executive’s employment is terminated by the Company effective during the Term of Employment for Cause, or is terminated by the Executive, the Executive will not be entitled to the continuation of any compensation or benefits provided herein, and shall retain only the pro rata portion of the Annual Special Bonus for the then current fiscal year. Nothing herein will limit the Company’s rights against the Executive or the rights and obligations of the parties under Sections 6 and 7.
          (c) Termination For Any Reason Other Than Cause or Disability. If the Executive’s employment is terminated by the Company during the Term of Employment for any reason other than Cause or Disability:
          (i) The Executive will be entitled to receive the greater of (A) the sum of his Base Pay, Annual Special Bonus and Annual Performance Bonus for one (1) year immediately preceding the effective date of his termination of employment and (B) his Base Pay (at the rate in effect on the effective date of his termination of employment), and Annual Special Bonus and Annual Performance Bonus payable during the remaining Term of Employment, in either case payable in accordance with the Company’s regular compensation practices and policies applicable to senior executives; provided however, (x) that under no circumstances shall the Executive receive a fourth Annual Special Bonus, (y) that the Executive shall receive only one half of the sums stipulated under this paragraph 5(c)(i) in the event that total fees forecasted to be earned by the Company from hotels under the Executive’s direction are less than $9 million during the fiscal year when termination occurs and (z) the Development Fee will continue following such termination as provided for in paragraph 4(e) of this Agreement and such Development Fee is not subject to being reduced by half as provided for in clause 5(c)(i)(y) above; and
          (ii) For eighteen (18) months following the effective date of the Executive’s termination of employment (or the expiration of the Term of Employment by its own terms) or, if longer, the remainder of the Term of Employment (the “Continuation Period”), the Company will arrange to provide the Executive and his eligible dependents with Employee Benefits (excluding retirement, deferred compensation and stock option, stock purchase, stock appreciation or similar compensatory benefits) that are substantially similar to those that the Executive and such dependents were receiving or entitled to receive immediately prior to the effective date of the Executive’s termination of employment, except that the level of any such Employee Benefits to be provided to the Executive and such dependents may be reduced in the event of a corresponding reduction generally applicable to all senior executives. If and to the extent that any benefit described in this Section 5(c)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment of such Employee Benefits to the Executive, his dependents and his beneficiaries. Employee Benefits otherwise receivable by the Executive pursuant to this Section 5(c)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer or Medicare during the Continuation Period following the effective date of the Executive’s termination of employment, and any such benefits actually received by the Executive must be reported by the Executive to the Company.
          (d) Death or Disability. If the Executive’s employment is terminated effective during the Term of Employment as a result of his death or by the Company as a result of his Disability, the Executive (or, in the event of his death, his designated beneficiary) will be entitled to receive his Base Pay (at the rate in effect on the effective date of his termination of employment), the Annual Special Bonus, and the Annual Performance Bonus, if any, for a period of 12 months following such effective date, payable in accordance with the Company’s regular compensation practices and policies applicable to senior executives but less any amounts paid to the Executive under any long-term disability plan, program, policy or arrangement of the Company or any Subsidiary.
          (e) Compensation and Benefits on Termination. Except as otherwise provided in Section 5(c) or (d):
          (i) All compensation and benefits payable to the Executive pursuant to Section 4 (other than compensation and benefits previously earned and, if applicable, provided for under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement) will terminate as of the effective date of the Executive’s termination of employment; and
          (ii) The Executive will not be entitled to, and hereby waives, any claims for compensation or benefits (other than compensation and benefits previously earned and, if applicable, provided for under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement) payable after such effective date and for damages arising in connection with his termination of employment pursuant to this Agreement.
          (f) No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 6 will further limit the employment opportunities for the Executive. Accordingly, the payment of the compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 5(c)(ii).
     6. Competitive Activity. (a) During the Term of Employment and the period ending eighteen (18) months following the effective date of the Executive’s termination of employment for cause or expiration of this Agreement, the Executive will not:
(i)	enter into or engage in any business which competes or interferes with, or disturbs, the Company’s business; or

(ii)	solicit customers, business patronage or orders for, or sell, any product or products, or service or services, in competition with, or for any business, wherever located, that competes or interferes with, or disturbs, the Company’s business; or

(iii)	divert, entice or otherwise take away any customers, business or patronage or orders of the Company, or attempt to do so; or

(iv)	promote or assist, financially or otherwise, any firm, person, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business.
(b)	The Executive hereby expressly acknowledges and agrees that the Company and the Executive intend for this Section 6 to apply to their dealings with Mospromstroi, Inc. or any affiliated companies or persons affiliated therewith (“Mospromstroi”) and any successors or assigns of Mospromstroi or any other owner or lessee of the Moscow Marriott Grand, the Moscow Marriott Tverskaya, the Moscow Marriott Royal or any other customer to which the Company has assigned the Executive for which the Company has caused or permitted the Executive to have any direct or indirect relationship or responsibility.
     7. Unauthorized Disclosure, Use or Solicitation. (a) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after his employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any trade secrets or confidential business and technical information of the Company or its customers, vendors or property owners or managers, without limitation as to when or how Executive may have acquired such information. Such confidential information will include, without limitation, the Company’s unique selling methods and trade techniques, management, training, marketing and selling manuals, promotional materials, training courses and other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and other trade information. Executive specifically acknowledges that all such confidential information including, without limitation, customer lists, other customer information and other trade information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during his employment with the Company (except in the course of performing his duties and obligations hereunder) or after the termination of his employment will constitute a misappropriation of the Company’s trade secrets.
          (b) Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of all management, training, marketing and selling manuals, promotional materials, other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and all other selling, service and trade information and equipment. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.
          (c) Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawing, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including, without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during his employment with the Company will be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices (e.g., year of creation, “Interstate Hotels & Resorts, Inc.. All rights reserved,”) and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
          (d) Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or note, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company’s employ, whether in the course of his employment with the use of the Company’s time, materials or facilities or in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive’s employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive’s employment under this Agreement or any successor agreements will be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after his employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

          (e) Executive may use the Company’s trade names, trademarks and/or service marks in connection with the sale of the Company’s products and services, but only in such manner and for such purposes as may be authorized by the Company. Upon any termination of this Agreement, Executive immediately will cease the use of such trade names, trademarks and/or service marks and eliminate them wherever they have been used or incorporated by Executive.
          (f) During the Term of Employment and the period ending twelve (12) months following the effective date of the Executive’s termination of employment or expiration of this Agreement, the Executive will not directly or indirectly (i) solicit or endeavor to cause any employee of the Company or any Subsidiary to leave his employment or induce or attempt to induce any such employee to breach any employment agreement with the Company or any Subsidiary or otherwise interfere with the employment of any such employee or (ii) solicit, endeavor to cause, induce or attempt to induce any agent who engages in the business of marketing the services of the Company or any Subsidiary to terminate, reduce or modify its agency relationship with the Company or any Subsidiary.
     8. Successors and Binding Agreement.
          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
          (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
          (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 8(a) and (b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.
     9. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction; provided, however, the provisions of this Section 9 shall not apply to any claim or assertion by the Company that the Executive has violated the terms of Sections 6 or 7 of this Agreement. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing.
     10. Additional Remedies.
          (a) Notwithstanding any other remedy herein provided for or available, if the Executive should be in breach of any of the provisions of Section 6 or 7, the Executive expressly acknowledges and agrees that the Company will be entitled to injunctive relief or specific performance, without the necessity of proving damages, in addition to any other remedies it may have.
          (b) Notwithstanding any of the foregoing, in the event of any disputes regarding the interpretation or application of any provision of this Agreement, either the Executive or the Company, or both parties, may request in writing that such dispute be resolved through final and binding arbitration. The parties will jointly select the arbitrator who will hear such dispute. If the parties cannot agree on the selection of an arbitrator, the parties will request that one be appointed by the American Arbitration Association. The arbitration will be conducted in Arlington, Virginia (or in any other location mutually agreed upon by the parties) in accordance with the rules of the American Arbitration Association. The parties acknowledge and agree that time will be of the essence throughout such procedure. The decision of the arbitrator may be entered in any court having subject matter and personal jurisdiction over the dispute and the Executive. The Company will pay any costs and expenses in connection with any such dispute or procedure.
     11. Representation. Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person or entity.
     12. Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.
     13. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence (with a copy to any counsel designated by the Executive), or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.
     14. Disclosure. During the Term of Employment and for one year thereafter, Executive will not communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which he or she intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.
     15. Modifications and Waivers. No provision of this Agreement may be modified or discharged unless such modification is agreed to in writing, signed by the Executive and the Chief Executive Officer, Chief Financial Officer or General Counsel. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

     16. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter, except as such parties may otherwise agree in a writing which specifies that it is an exception to the foregoing. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and, notwithstanding any other provision hereof, will become effective upon the execution of this Agreement by the parties. Notwithstanding the foregoing, the Company acknowledges that this Agreement recognizes a continuation of the Executive’s employment which began in or around November, 1989.
     17. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws of such Commonwealth.
     18. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
     19. Headings, Etc. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. References to Sections are to Sections in this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTERSTATE HOTELS AND RESORTS, INC.

By:	/s/ Thomas F. Hewitt Thomas F. Hewitt
CEO

INTERSTATE MANAGEMENT COMPANY, LLC

By:	/s/ Thomas F. Hewitt Thomas F. Hewitt
CEO

/s/ Henry L. Ciaffone Henry L. Ciaffone

EXHIBIT A

Executive:	Henry L. Ciaffone

Duties and Responsibilities:	President International Operations and Development

Primary Reporting Relationship:	Chief Executive Officer